UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

July 27, 2010

BPZ Resources, Inc.

(Exact name of registrant as specified in its charter)

Texas	001-12697	33-0502730
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

580 Westlake Park Blvd., Suite 525

Houston, Texas 77079

(Address of Principal Executive Offices)

(281) 556-6200

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors, Appointment of Principal Officers.

On July 27, 2010, BPZ Resources, Inc. (“the Company”) appointed Richard James Spies, 56, as Chief Operating Officer. The Company’s previous Chief Operating Officer, Frederic Briens, has assumed the role of Chief of Strategy and Technology.  In his new role, Mr. Brien will focus on the Company’s strategic growth and development.

Mr. Spies brings 34 years of oil and gas experience beginning in 1975 with Amoco.  From 1975 to 1990, Mr. Spies held various technical, supervisory, and managerial positions including work in the Gulf of Mexico.  In 1990 he was promoted to Vice President of Amoco Argentina and elevated to the position of President of Amoco Argentina in 1992.  In 1997, he was appointed as Chief Executive Officer of Pan American Energy, an Amoco (and subsequently BP) joint venture, which during his tenure grew to become the second largest oil and gas producer in Argentina.  Pan American held business interests in upstream oil and gas, as well as power generation in Argentina and Bolivia.  He managed the growth of production in Argentina from 50,000 barrels of oil per day (Bopd) to over 100,000 Bopd; while simultaneously growing gas production from 200 to over 800 million cubic feet of gas per day.  Most recently, Mr. Spies was President of BP Russia from 2005 until he retired from BP in 2009.  Mr. Spies holds a Bachelor’s of Science Degree in Chemical Engineering from Louisiana State University. He will be based in Houston and will report to President and Chief Executive Officer, Manolo Zuñiga.

Item 8.01      Other Events.

In connection with the appointment of Mr. Spies, the Company issued a press release on August 2, 2010, which is being furnished as Exhibit 99.1 to this report.

Item 9.01       Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

Exhibit 99.1	BPZ Resources, Inc. Press Release, dated August 2, 2010, and furnished with this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BPZ RESOURCES, INC.
(Registrant)

Dated: August 2, 2010	By:	/s/ Ed G. Caminos
	Name:	Edward G. Caminos
	Title:	Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

Exhibit 99.1	BPZ Resources, Inc. Press Release, dated August 2, 2010, and furnished with this report.